Exhibit 99.1

News Release First Midwest Bancorp, Inc.
First Midwest Bancorp, Inc.		One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450

FOR IMMEDIATE RELEASE	CONTACT:	Paul F. Clemens

EVP and CFO

TRADED: NASDAQ Global Select Market		(630) 875-7347

SYMBOL: FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP, INC. PARTICIPATES IN

TREASURY’S CAPITAL PURCHASE AND

FDIC INSURANCE PROGRAMS

ITASCA, IL, DECEMBER 5, 2008 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the parent of First Midwest Bank, today announced the sale of $193 million in preferred shares to the U.S. Treasury as a part of the government’s Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008. The Treasury’s investment in First Midwest is part of the government’s program to infuse capital into the nation’s healthy financial institutions.

The Company and First Midwest Bank also announced that they will participate in the FDIC’s Transaction Account Guarantee Program which provides a full guarantee on all non-interest-bearing transaction accounts, and NOW accounts paying 0.50% or less for the entire balance of the account, regardless of dollar amount. This unlimited insurance coverage is in addition to and separate from the $250,000 coverage available under the FDIC’s insurance rules for general deposits and will be available to First Midwest customers through December 31, 2009.

“We are pleased to participate in these government programs that are designed to restore stability and liquidity to the financial markets and provide customers with additional security” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “In particular the CPP investment will build upon our already solid Tier 1 capital position which at September 30, 2008 was some $200 million in excess of the minimum regulatory requirement to be considered “well capitalized.” Further, the investment allows us to continue to meet the financial needs of our clients by increasing our lending capacity, support local economic expansion and pursue First Midwest’s opportunities for continued growth, all of which are in the long-term interest of the Company and its shareholders.”

Incident to the CPP investment, First Midwest issued to the Treasury, a total of 193,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, at an initial fixed rate of 5% with a $1,000 per share liquidation preference, and a warrant to purchase up to 1,305,230 shares of the Company’s common stock at an exercise price of $22.18 per share, in exchange for the $193 million in aggregate consideration. Both the preferred securities and the warrant will be accounted for as components of First Midwest’s regulatory Tier 1 capital.

Mr. Scudder noted that, “Our Tier 1 capital ratio as of September 30, 2008 was 9.42%, well above the minimum regulatory requirement of 6.00% to be considered “well capitalized.” As of September 30, 2008, the additional Tier 1 capital provided through Treasury’s $193 million investment in First Midwest would have increased the Company’s Tier 1 capital ratio to 12.33%.”

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through approximately 97 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan Awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

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